Exhibit 10.2

MeetKai, Inc.

Master Services Agreement

This Master Services Agreement (“Agreement”) is entered into as of February 21, 2024, by and between MeetKai, Inc. (“MeetKai”), and RiskOn International, Inc. (“Customer”).

1.	Services.

1.1  Provision of Services. MeetKai agrees to use commercially reasonable efforts to provide the hosted platform (“Platform”) for use of the Website, as well as the End Users (as hereinafter defined) of the Website, and related services set forth in one or more statements of work (each an “SOW”) agreed to by the parties in writing (collectively, “Services”). The Services will be provided in accordance with the specifications set forth in the SOW or otherwise agree to by the parties in writing (“Specifications”). Exhibit A attached hereto is the first SOW. In the event a SOW conflicts with this Agreement, then the terms of such SOW shall control. The “Website” means the marketing website located at www.askroi.com and the typescript full stack application known internally as “AskROI” that enables Customer to sell software as a service. To the extent the Website is hosted and maintained by MeetKai, MeetKai will use diligent efforts to ensure it is available and function in all material respects on a 24/7 basis (subject to reasonable downtime for maintenance as agreed upon in advance with Customer, as well as matters/causes beyond MeetKai’s reasonable control.

1.2  Support. The Services will be provided in accordance the service levels and support terms, to be set forth in Exhibit B, as agreed to in writing by MeetKai and Customer after the Effective Date.

1.3  Restrictions. Customer shall not (and shall not allow any third party to): (a) use the Services to help develop any competing technology, (b) reverse engineer, decompile, disassemble, or otherwise seek to obtain the source code to any of any part of the Service (provided that, the foregoing restriction on reverse engineering will not apply to the extent prohibited by applicable law - and then only upon advance notice to MeetKai, in which case MeetKai may terminate this Agreement on written notice), or (c) modify or create derivatives of the Services.

Customer will ensure that neither Customer nor any Customer Applications upload to, or transmit through, the Platform any virus, malware, or infringing or illegal content. MeetKai acknowledges that this prohibition applies on to Customer and its conduct and that Customer is not responsible for the actions of End Users (as hereinafter defined).

Customer will use the Services in, compliance with all applicable laws, regulations and rights, including but not limited to those related to privacy, intellectual property, consumer and child protection, SPAM, text messaging, obscenity or defamation (including the Telephone Consumer Protection Act of 1991 and any amendments or supplements and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and any amendments or supplements thereto, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and any rules or regulations promulgated thereunder, the California Consumer Privacy Act and the General Data Protection Regulation and in each case any rules or regulations promulgated thereunder) and other applicable industry standards (including the Payment Card Industry Data Security Standard).

Customer may, through the Services or use of the Services, send a variety of messages, communications, and other information to platform end users (“End Users”) who have elected to receive communications or who have provided their contact information. MeetKai is not involved in, and shall bear no responsibility for, any communications except for providing the Services that facilitate the creation and delivery of such communications. Without limiting the foregoing, Customer is wholly responsible for such communications, including without limitation, for (i) the content thereof, (ii) obtaining End User consents to receive such messages and (iii) honoring any End User privacy choices and terms with respect to such communications.

For clarity, Customer is fully responsible for ensuring that the End Users agree to a customer privacy policy that allows for such information to be used hereunder.

MeetKai may remove any message or other content Customer posts to the Platform as MeetKai is required to comply with any laws, regulations, or court order.

1.4  Customer Content. Customer may provide MeetKai with content (such as text, ideas, and creative assets) for inclusion in the Platform (“Customer Content”). Customer is fully responsible for ensuring that it has all rights, consent, and authority to provide the Customer Content for the purposes for which it is provided hereunder.

1.5  Customer’s Obligations. Customer acknowledges that Customer’s timely provision of (and MeetKai’s access to) Customer Content, assistance, cooperation, and complete and accurate information and data from Customer’s officers, agents and employees (“Cooperation”) may be essential to the performance of the Services, and that MeetKai shall not be liable for any deficiency or delay in performing the Services if such deficiency or delay results from Customer’s failure to provide full Cooperation as requested in writing (for clarity, including email) by MeetKai. Cooperation includes, but is not limited to, designating a project manager to interface with MeetKai during the course of the Services and allocating and engaging additional resources as may be reasonably required by MeetKai to assist it in performing the Services.

1.6  Customer Applications. Customer may integrate its own systems and applications with the Platform to the extent agreed to by MeetKai in writing (email is sufficient) (“Customer Applications”). Customer Applications may include applications provided by Customer’s own third-party vendors. Customer shall only be liable and responsible for any issues caused by Customer Applications provided by Customer’s own third-party vendors (including, without limitation, any damage to the Platform or injury to any End Users).

2.	Customer Data

2.1   “Customer Data” means all data provided by Customer or Customer Applications to MeetKai. As between the parties, Customer shall retain all right, title and interest in the Customer Data. Subject to the terms of this Agreement, Customer hereby grants to MeetKai a non-exclusive, worldwide, non-transferrable (except with an assignment of this Agreement as permitted herein), non-assignable (except with an assignment of this Agreement as permitted herein), royalty-free right to use, copy, store, transmit, modify, create derivative works of and display the Customer Data to the extent necessary to provide the Services to Customer and End Users. Customer represents and warrants that (i) it has all rights and authorization to provide the Customer Data, (ii) the provision of Customer Data, and MeetKai’s use of the data as authorized hereunder, is allow by Customer’s privacy policy, and (iii) Customer’s provision, use and maintenance of Customer Data complies with all laws, regulations and third-party rights.

2.2  End User Data. Each party may use End User data for the purposes agreed to between it and the End User in its terms and conditions and privacy policy, provided, however, that MeetKai shall not sell or transfer any End User data that contains Personally Identifiable Information to any competitor(s) of Customer. Notwithstanding anything to the foregoing, MeetKai shall not be entitled to use, and shall permanently delete, any End User data once the End User is no longer a customer of the Customer.

2.3   For purposes of this Agreement, “Personally Identifiable Information” means any information that alone or in combination with other information that constitutes End User data, can be used to specifically identify any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority. For purposes of clarity, de-identified aggregate data does not constitute Personally Identifiable Information.

2.4  Security. MeetKai shall implement Technical and Organizational Security Measures that are no less rigorous than information security generally accepted practices to protect the integrity, availability, and confidentiality of Customer Data, End User Data and other non-public information and prevent the unauthorized access, acquisition, disclosure, destruction, alteration, accidental loss, misuse or damage of the Customer Data. For purposes of this Agreement, “Technical and Organizational Security Measures” means any activities required under the information security requirements contained in this Agreement to access, manage, transfer, process, store, retain, and destroy information or data; to disclose and notify affected parties required under the Agreement and under applicable information privacy and data protection laws; and to safeguard information or data to ensure availability, integrity, confidentiality, and privacy, or notify individuals of any failure to safeguard such information or data. Measures include but are not limited to those required or interpreted to be required under EU General Data Protection Regulation (GDPR), EU Payment Service Directive, the California Consumer Privacy Act, NYS DFS 23 NYCRR 500, the United States Gramm-Leach Bliley Act (GLBA), the EU /Switzerland data privacy requirements, and any other international and U.S. laws, official legal interpretations, or case precedents pertaining to information or data under the Agreement, but MeetKai makes no warranties it mees the requirements of HIPAA.

2.5  Aggregate Use Rights. MeetKai will have an irrevocable, perpetual right to retain and internally use any Customer Data in an aggregated and deidentified form to internally improve its products and services (such as training algorithms). For purposes of clarity, the Customer Data in this Section 2.5 does not apply to any End User data, which shall be governed by Section 2.2

3.	Payments.

3.1  Fees. Customer shall pay to MeetKai the fees set forth in an SOW in accordance with the terms and conditions set forth therein.

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3.2  Payment Terms. Unless otherwise specified in an SOW, payments are payable in advance. All amounts payable by Customer hereunder shall be due and payable within thirty (30) days of the date of such invoice. Notices for a failure to pay may be provided via email. Late fees will be subject to a finance charge of one and one-half percent (1.5%) per month (or the maximum rate permitted by applicable law, whichever is less). In addition, Customer will reimburse MeetKai for all costs of collection (including reasonable attorneys’ fees). If Customer disputes an invoice in good faith, it may withhold the disputed portion but shall pay the undisputed portion. No interest shall be incurred on any unpaid or adjusted invoice unless it is determined that MeetKai is due all or a portion of the disputed amount.

4.	Term; Termination.

4.1  Term. Unless earlier terminated as set forth below, this Agreement shall commence at the Effective Time and continue in effect for the term set forth in an applicable SOW. For purposes of this Agreement, (i) “Effective Time” means immediately after the Delivery Time, as defined in the Exchange Agreement and (ii) Exchange Agreement” means that amendment and exchange agreement, dated February 21, 2024, by and among the Company and the holders of the senior secured notes, issued on April 27, 2023, by the Company.

4.2  Termination. Either party may terminate this Agreement of any SOW if the other party (i) materially breaches this Agreement or the SOW and fails to cure such breach within thirty (30) days from receipt of written notice thereof (provided that the notice provides sufficient details regarding the breach and expressly states the intent to terminate if not cured), (ii) makes a general assignment for the benefit of its creditors, (iii) commences under the laws of any jurisdiction any proceeding for relief under the United States Bankruptcy Code or successor legislation, or corresponding legislation in applicable foreign or state jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or other similar proceedings for the release of financially distressed debtors, (iv) has an application for a bankruptcy order entered against such party and such application is not withdrawn within 45 days, or (v) applies for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets. If there are no SOWs in effect, either party may terminate this Agreement with thirty (30) days prior written notice. In addition, if Customer fails to pay amounts owed hereunder after two (2) written late notices, provided not less than 10 business days apart, MeetKai may suspend the Services (without limiting its termination rights). MeetKai shall use commercially reasonable efforts to lift the suspension as soon as possible after the late payment being made. MeetKai may require a reasonable deposit (to be determined by MeetKai in its reasonable discretion) to re-institute the Services (payable within 10 days of the Services being reinstated).

4.3  Effect of Termination. If termination is for MeetKai’s uncured breach or for any other reason other than Customer’s uncured breach, Customer shall pay MeetKai for all Services performed pursuant to this Agreement and expenses incurred up through the termination date for any termination pursuant to this Section 4. If termination is for Customer’s uncured breach or Customer attempts to terminate for convenience, all fees that but for termination would otherwise have been due for the remaining term of all SOWs (i.e. as if no termination had occurred) will be non-cancellable and non-refundable (and, if not paid, will become due). The provisions of Sections 1.3, 2.1, 3 (with respect to outstanding payment obligations), 4.3 and 5-10 shall survive any expiration or other termination of this Agreement.

5.	Proprietary Rights.

5.1  IP. Customer will own all new software code created by MeetKai that is incorporated into the Website, which will be governed by a separate agreement to be entered into between Customer and MeetKai.

5.1  Except as set out in Section 5.1, no intellectual property rights are assigned or transferred hereunder. MeetKai owns all aspects of the Platform and other aspects of the Services (including, without limitation, all modifications, derivatives, and improvements thereto). For clarity, MeetKai owns all aspects of its AI, VIP1, and VIP2 software. In addition, MeetKai owns all materials and assets it (itself or through use of its third-party contractors) creates for the Platform (including all artwork, designs, and other creative assets) (but MeetKai will not own any Customer trademarks to the extent incorporated into the assets) (“Creative Assets”). Customer retains ownership of all Customer Content; provided that if any Customer Content is incorporated into Creative Assets, which MeetKai shall not incorporate into Creative Assets without the prior written consent of Customer, then Customer shall and hereby does assign its ownership right, title and interest in and to such assets to MeetKai (other than Customer’s trademarks) (the “Collaborative Creative Assets”), provided further, that MeetKai hereby grants to Customer a non-exclusive, worldwide, non-transferrable (except with an assignment of this Agreement as permitted herein), non-assignable (except with an assignment of this Agreement as permitted herein), royalty-free right to use, copy, store, transmit, modify, create derivative works of and display the Collaborative Creative Assets.

5.2  Feedback. Notwithstanding anything else, Customer grants MeetKai a perpetual, irrevocable, royalty free, paid-up, sub-licensable, right and license to use, display, reproduce, distribute and otherwise exploit Feedback for any purposes. MeetKai agrees that (i) Customer does not have to provide Feedback, and (ii) all Feedback is provided “AS IS”. “Feedback” means all suggestions for improvement or enhancement, recommendations, comments, opinions or other feedback provided by Customer (whether in oral, electronic or written form) to MeetKai for the Platform.

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6.	Warranties; Disclaimer.

6.1  Mutual Warranties. Each party represents and warrants that (i) it is a corporate entity in good standing in its jurisdiction of incorporation or formation, (ii) it has obtained all necessary approvals, consents and authorizations to enter into, and to perform its obligations under, this Agreement and each SOW, (iii) it has all right, power, and authority to execute this Agreement and perform its obligations hereunder, (iv) it is not under any current obligation or restriction, nor will it knowingly assume any such obligation or restriction, that does or could interfere with the performance of its obligations under this Agreement or an SOW, and (v) the execution, delivery, and performance of this Agreement or any SOW does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party, or any other agreement to which it is a party, and its obligations under this Agreement, including each SOW, are valid and binding obligations of that party.

6.2  MeetKai Warranties. MeetKai represents and warrants that (i) the Services, as provided, will not infringe the intellectual property rights of any third-party (but this does not apply to Customer Content therein), (ii) the Services will be provided in a professional and workmanlike manner in accordance with generally accepted industry standards, (iii) the Services will materially conform to the Specifications, and the relevant SOWs, (iv) it and its personnel possess the necessary skills and experience to perform MeetKai’s obligations under this Agreement and each SOW, (v) it will comply with all applicable requirements, laws, rules and regulations in connection with the delivery of the Services and the exercise of its rights and the performance of its other obligations, and (vi) it is the owner of the Platform and possesses all necessary rights to grant Customer the rights and licenses granted under this Agreement and any SOW. In the event of any notice from Customer of breach of Section 6.2(iii), MeetKai will promptly begin corrective actions and keep Customer appraised of such activities on no less than a seventy-two (72) hour cadence, or in accordance with the applicable SOW.

6.3  Customer Warranties. Customer represents and warrants that the Customer Content, and Customer’s products, services, content, or information published on, transmitted through, or made available through, the Platform (collectively, “Customer Communications/Offerings”), will (i) not infringe, violate, or conflict with the rights of any third-party (including intellectual property rights and privacy rights), and (ii) Customer will ensure the Customer Communications/Offerings are accurate and up-to-date at all times. For clarity, Customer Communications/Offerings includes any messages Customer or its partners or providers sends to any End Users.

6.4  Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1 ABOVE, MEETKAI MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE PLATFORM OR SERVICES, AND MEETKAI HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NEED, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

7.	Limitation of Liability.

EXCEPT FOR A PARTY’S INDEMNITY OBLIGATIONS, OR A PARTY’S BREACH OF SECTION 8, NEITHER PARTY WILL BE LIABLE IN CONNECTION WITH THIS AGREEMENT FOR ANY (I) INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF FORESEEEABLE, OR (II) AMOUNTS IN THE AGGREGATE IN EXCESS OF THE FEES PAID BY CUSTOMER TO MEETKAI DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD. IN ADDITION, MEETKAI WILL NOT BE LIABLE FOR ANY COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES. THE LIMITATIONS SET FORTH IN THIS SECTION 7 SHALL NOT APPLY IN THE CASE OF LOSS, COSTS OR DAMAGE RESULTING FROM GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, THE PARTIES’ INDEMNITY OBLIGATIONS RELATING TO INTELLECTUAL PROPERTY INFRINGEMENT OR CONFIDENTIAL INFORMATION, PERSONAL INJURY OR DEATH, OR FRAUD OR OTHER CRIMINAL ACTIVITY.

8.	Confidentiality.

Each party agrees that all business and technical information it obtains (“Receiving Party”) from the disclosing party (“Disclosing Party”) constitute the confidential property of the Disclosing Party (“Confidential Information”), provided that it is identified as confidential at the time of disclosure or should be reasonably known by the Receiving Party to be Confidential Information due to the nature of the information disclosed and the circumstances surrounding the disclosure. The terms of this Agreement (including all fees and pricing information) will be MeetKai’s Confidential Information, provided, however, that Customer shall be permitted to disclose all fees and pricing information as required by law, including any disclosures required as a public reporting company. Except as expressly authorized herein, the Receiving Party will, using reasonable measures, hold in confidence and not use or disclose any Confidential Information. The Receiving Party’s nondisclosure obligation shall not apply to information which the Receiving Party can document: (i)

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at the time of disclosure, is, or thereafter becomes, known and available to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in violation of this Agreement; (ii) is already in the possession of the Receiving Party or any of its Representatives or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives (provided, however, that the Receiving Party does not know that such source is bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information); or (iii) has been independently developed by the Receiving Party or its Representatives without violation of this Agreement and without any reference to or use of any of the Confidential Information. For purposes of this Agreement, “Representatives” shall mean the affiliates and their respective directors, managers, partners, officers, employees, legal counsel, accountants, financial advisors and potential financing sources that have a need to know the Confidential Information. Notwithstanding anything to the forgoing, if in the opinion of counsel to the Receiving Party, disclosure of Confidential Information is required by applicable law, a regulatory authority, court, or other tribunal or applicable stock exchange or self-regulatory organization, the Receiving Party will, to the extent legally permitted, promptly notify the Disclosing Party and use its best efforts to limit the disclosure. The Receiving Party acknowledges that disclosure of Confidential Information would cause substantial harm for which damages alone would not be a sufficient remedy, and therefore that upon any such disclosure by the Receiving Party the Disclosing Party shall be entitled to seek appropriate equitable relief (without the posting of a bond or similar instrument) in addition to whatever other remedies it might have at law.

9.	Indemnity.

9.1  MeetKai Indemnity. MeetKai will indemnify and hold Customer, its affiliates, subsidiaries, successors, and assigns, and their respective officers, directors, employees, stockholders and agents harmless from and against all third party claims (and all resulting, out-of-pocket: liabilities, damages, costs, losses, and expenses, including reasonable legal and other professional fees) (“Claims and Resulting Losses”) incurred resulting from: (i) any breach by MeetKai, including its employees, agents and subcontractors of its obligations under this Agreement or any SOW; (ii) other claims by third parties, including claims for death, personal injury, or damage to physical property, to the extent caused directly or indirectly by the Platform; (iii) MeetKai having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of its authority as set out in this Agreement or any SOW; (iv) MeetKai’s negligence or willful misconduct; (v) MeetKai’s violation of any laws or regulations; and (vi) a claim that the Services, the Platform, or any MeetKai trademarks or other intellectual property infringe a third party’s intellectual property rights. The foregoing excludes claims arising from Customer Content or Customer Communications/Offerings.

9.2  Customer Indemnity. Customer will indemnify and hold MeetKai its affiliates, subsidiaries, successors, and assigns, and their respective officers, directors, employees, stockholders and agents harmless from and against all Claims and Resulting Losses arising from or in connection with: (i) Customer’s use of the Services; (ii) any Customer Content, Customer Data, Customer Communications/Offerings, or Customer Applications; (iii) Customer’s interactions with, or disputes with, any End Users, relating to Customer Communications/Offerings; (iv) Customer’s negligence or willful misconduct; and (v) Customer’s violation of any laws or regulations, or third party rights (including, without limitation, infringement by the Customer Content of any third party – and including Customer’s violation of any privacy rights).

9.3  Procedures. The indemnitee party will: (a) promptly notify the indemnifying party of all claims and threats thereof; (b) give the indemnifying party sole control of all defense and settlement activities; and (c) provide indemnifying party with all reasonably requested assistance with respect thereto, provided, however, that the indemnifying party will not agree to any settlement or consent judgment that imposes any obligations on the indemnitee without indemnitee’s express prior consent.

10.	General.

10.1   Assignment. This Agreement will bind and inure to the benefit of each party’s permitted successors and assignees. Neither party may assign this Agreement except upon the advance written consent of the other party, except that either party may assign this Agreement to (i) a successor to all or substantially all of a party’s business or assets, or (ii) its parent company or any direct or indirect subsidiary of such party’s parent company, provided that, the acquirer is bound by all the terms and conditions of this Agreement (including SOWs) and has the financial and engineering resources and capabilities to continue to fully perform this Agreement (including SOWs) for the remainder of the term. Any attempt to transfer or assign this Agreement except as expressly authorized under this Section 10.1 will be null and void. MeetKai covenants and agrees that it will not, through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement (including SOWs).

10.2   Force Majeure. Neither party shall be liable to the other for any delay or failure to perform any obligation under this Agreement if the delay or failure is due to events which are beyond the reasonable control of such party, such as a strike, blockade, war, act of terrorism, pandemic, riot, natural disaster, failure or diminishment of telecommunications, or refusal of a license by a government agency. If a force majeure event prevents a party’s performance hereunder for more than sixty (60) days, the other party may terminate the affected SOW on written notice.

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10.3   Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware and the United States without regard to conflicts of laws provisions thereof, and without regard to the United Nations Convention on the International Sale of Goods. Except for claims for injunctive or equitable relief or claims regarding intellectual property rights (which may be brought in any competent court), any dispute arising under this Agreement shall be finally settled in accordance with the Rules of the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with such Rules. To the extent the JAMS streamlined rules are available – they shall apply. The arbitration shall take place in Los Angeles, California, in the English language and the arbitral decision may be enforced in any court. To the extent a claim cannot legally be arbitrated (as determined by an arbitrator), the jurisdiction and venue for actions related to the subject matter hereof shall be the state and United States federal courts located in Los Angeles, California and both parties hereby submit to the personal jurisdiction of such courts.

10.4   Notice. Except as otherwise set forth in this Agreement, any notice or communication required or permitted under this Agreement shall be in writing to the parties at the addresses set forth below, or at such other address as may be given by either party to the other and shall be deemed to have been received by the addressee: (i) if given by hand, immediately upon receipt; (ii) if given by overnight courier service, the first business day following dispatch; (iii) if given by registered or certified mail, postage prepaid and return receipt requested, the fourth business day after such notice is deposited in the mail; and (iv) if sent by email, when transmitted if transmitted to the email address specified by the recipient. In addition, any legal notices to (i) MeetKai (such as for breach of this Agreement) must be delivered to the following email address: contact@meetkai.com (“Legal” – must be included in the subject heading) and (ii) Customer (such as for breach of this Agreement) must be delivered to the following email address: ______________, but, notwithstanding earlier receipt via email, legal notices will be deemed received when the physical notice is received as set forth in preceding sentence. Contact addresses may be updated in notice.

10.5   Publicity. Neither party shall use the name of the other party in any news release, public announcement, advertisement, or other form of publicity without securing the prior written consent of the other. Notwithstanding the foregoing, Customer may, in its sole and absolute discretion, make any public disclosure as reasonably determined by Customer’s General Counsel in order for Customer (or its affiliates) to comply with reporting obligations under United States securities laws.

10.6   Relationship. The parties are independent contractors, and nothing in the Agreement will be construed as to be inconsistent with that relationship. Under no circumstances will any of a party’s personnel be considered employees or agents of the other party. Nothing in this Agreement grants either party the right or authority to make commitments of any kind for the other, implied or otherwise, without the other party's prior written agreement. Neither this Agreement nor any SOW constitutes or creates, in any manner, a joint venture, agency, partnership, or formal business organization of any kind.

10.7   Entire Agreement. This Agreement, together with any SOWs entered into pursuant hereto, is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. This Agreement (and any SOW) may only be amended or waived in a writing executed by both parties. If any provision of this Agreement shall be adjudged by an any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited to the minimum extent necessary so that this Agreement shall otherwise remain in effect. This Agreement may be executed electronically and in counterparts (such as via DocuSign).

[signature page follows]

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In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above:

RiskOn International, Inc.	MeetKai, Inc.

By:	By:

Name: Milton C. Ault, III	Name:

Title: Chief Executive Officer	Title:

Address: 11411 Southern Highlands Pkwy., Suite 240	Address:

Las Vegas, NV 89141

Email:	Email:

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Exhibit A

SOW#1

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Exhibit B

Service Levels and Support

Introduction

This Service Level Agreement (“SLA”) is an exhibit to the Master Services Agreement (“Agreement”) entered into as of February 21, 2024 by and between MeetKai, Inc. (“MeetKai”), and RiskOn International, Inc. (“ROI”). The SLA sets forth additional terms and conditions of the Services to provided by MeetKai to ROI pursuant to the Agreement. In the event of any conflicts between this SLA and the Agreement, the terms of this SLA shall govern. Any capitalized terms used in this SLA but not otherwise defined shall have the meaning set forth in the Agreement.

Service Availability

•	Uptime Commitment: MeetKai will ensure a minimum of 99.9% Platform availability monthly.

Support and Maintenance

•	Support Hours: 24/7 customer support, by telephone or email, as set forth in the applicable SOW.

•	Response Time: Initial response within one (1) minute.

•	Maintenance: Scheduled maintenance by MeetKai shall be communicated in writing in advance to ROI at least 72 hours in advance, and shall be scheduled at times to minimize the distruption to ROI and its End Users. In the event that a scheduled maintenance would be disruptive to ROI or its End Users, ROI shall notify MeetKai not less than 24 hours prior to the start of the scheduled maintenance, and MeetKai shall delay such scheduled maintenance. ROI may not delay any scheduled maintenance for more than 72 hours from the original scheduled start time.

Performance Metrics

•	API Response Time: Average response time should not exceed 2 seconds.

•	Data Ingestion Latency: Real-time data ingestion should occur within 55 minutes of data availability.

Security and Compliance

•	Data Security: MeetKai will adhere to industry-standard best practices security protocols.

•	Compliance: All Services, including the Platform, shall comply with relevant data protection and privacy laws.

Review and Audit

•	Regular Review: MeetKai and ROI shall review the terms of this SLA not less than annually, and MeetKai shall include such changes as reasonably requested by ROI.

•	Audit Rights: MeetKai shall grant ROI the right to audit compliance with the terms of this SLA, and utilize its best efforts to assist ROI to complete such audit at times and as requested by ROI.

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